ATHENA SILVER INCREASES LAND POSITION AT LANGTRY PROJECT

November 18, 2011                                                                             FOR IMMEDIATE RELEASE

Boulder, Co ----- Athena Silver Corporation (AHNR  - OTC QB) is pleased to report it has staked and filed an additional 13 unpatented lode claims with the Bureau of Land Management (“BLM”) as part of its Langtry project.  The total land position for the Company’s flagship Langtry silver project now consists of 862 acres containing twenty (20) patented lode mining claims held under a twenty (20) year mining lease and twenty-two (22) unpatented lode mining claims subject to annual renewals with the BLM.     The new claims were staked west of the Calico fault between our patented claims and Fort Irwin Road.

“This is an important step in support of the further exploration and potential development of our Langtry project” said John Power, President of Athena Silver Corporation.

About Athena:

Athena Silver Corporation is a silver exploration company focused on the western United States.

Athena entered into a 20-year mining lease with an option to purchase the Langtry Claims on March 15, 2010. The Langtry silver resource consists of 20 patented claims comprising 413.22 acres in the Calico Mining District of San Bernardino County, California. Our Lease/Purchase agreement is subject to continuing financial and work commitments on the claims and other royalties more fully described in the company's filings available on the SEC's website at www.sec.gov.

The historical resource estimate at Langtry thus far has been defined by 201 rotary drill holes drilled by the minerals division of Superior Oil Company in the late 1960s and early 1970s.   Average hole depth was 400 feet and the deepest hole was 575 feet.    The estimated historical resource on the Langtry claims was a total of 52.14 million ounces of Silver.   Superior was an NYSE listed independent American Oil Company acquired by Mobil Corporation (now Exxon Mobil Corp. –NYSE “XOM”) in 1984 for $5.7 Billion.

For more information, please visit the Company's website at: www.athenasilver.com.

We have no reportable mineral reserves within SEC reporting requirements. Even if we confirm the existence of silver resources, it may not be of sufficient quantity so as to warrant recovery. Additionally, even if we find silver in sufficient quantity to warrant recovery it ultimately may not be recoverable. Finally, even if any silver is recoverable, we do not know that this can be done at a profit. Failure to locate silver resources in economically recoverable quantities will cause us to suspend operations.

Safe Harbor

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such statement reflects the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. A discussion of important factors that could cause actual results to differ from those presented is included in the Company's periodic reports filed with the Securities and Exchange Commission at www.sec.gov .

CONTACT:  John Power 707-884-3766; information@athenasilver.com